Exhibit 99.B(d)(24)(a)

AMENDMENT NO. 1 TO THE
SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of this 17th day of September, 2015 is made to the Subadvisory Agreement dated May 1, 2012 (the “Agreement”) by and among Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), Ashmore Investment Management Limited, a private company incorporated in the United Kingdom (“Subadviser”), and Pacific Funds Series Trust, a Delaware Statutory Trust formerly named Pacific Life Funds (“Trust”).  The Agreement is hereby amended as set forth below (the “Amendment”).  Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, Subadviser and Trust are parties to the Agreement;

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.                                    All references to “Pacific Life Funds” are changed to “Pacific Funds Series Trust” and all references to “PL Emerging Markets Debt Fund” are changed to “PF Emerging Markets Debt Fund.”

2.                                    Section 3, Subadvisor Duties, is hereby amended by adding the following to the end of the first paragraph:

With respect to trading in restricted currencies or when foreign exchange trading has been otherwise delegated to the Portfolio’s custodian, however, the Subadviser shall review any trades executed by a respective Portfolio’s custodian to determine that they are reasonable and are in the best interest of the Portfolio and agrees to promptly notify the Investment Adviser if a trade does not, in its reasonable determination, meet either criteria.  The Subadviser is also authorized, on behalf of a Portfolio, to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange-traded and over-the-counter, as applicable) required to make investments pursuant to the Portfolio’s objectives, investment policies and investment restrictions as stated in the Trust’s Prospectus and SAI as amended from time to time which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Trust procedures.  The Subadviser is authorized to effect cross transactions between a Portfolio and other accounts managed by the Subadviser and its affiliates in accordance with Trust Procedures.

3.                                    The first sentence of Section 3(a) is hereby amended by deleting “and” prior to “(8)”, deleting the period at the end of the sentence and adding the following:

, (9) the Portfolio’s investment goals, investment policies and investment restrictions as stated in the Trust’s Prospectus and Statement of Additional Information as supplemented or amended from time to time, as furnished to the Subadviser, and (10) the Commodity Exchange Act (“CEA”) and all applicable rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the Commodity Futures Trading Commission (“CFTC”) and/or the National Futures Association (“NFA”) to the Investment Adviser (as provided to the Subadviser by the Investment Adviser), or to the Subadviser).

4.                                    The following is hereby added to the end of Section 3(e):

Notwithstanding anything herein to the contrary, if Subadviser transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction or provides such information beyond the above required timeframes, Subadviser shall be responsible for any resulting loss incurred by the Trust unless such loss was a direct result of a third party or the custodian’s, error, willful misfeasance, bad faith, or gross negligence in the performance of its duties.

5.                                    Section 3(f) is hereby amended and restated in its entirety as follows:

(f)                                will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Trust’s valuation policy and procedures (including its appendices) and/or the Registration Statement (both which may be updated from time to time and provided promptly to the Subadviser in advance), the value of any of the Portfolio’s holdings or other assets of the Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Subadviser or identifies for review by the Subadviser.  Such reasonable assistance shall include (but is not limited to) providing the following valuation services for the Trust:

(i)                                  promptly notifying the Investment Adviser in the event the value of any holding of the Portfolio does not appear to reflect corporate actions, news, or other significant events; where a market quotation is not readily available or is deemed to be unreliable; or otherwise where such holding requires a review to determine if a fair valuation is necessary pursuant to the Trust’s valuation policy and procedures or under those policies and procedures of the Subadviser used to determine the value of portfolio holdings (each, a “Fair Valuation Event”) on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

(ii)                              verifying pricing and providing fair valuations or recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, in accordance with the Trust’s valuation policy and procedures, on a same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

(iii)                          designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Subadviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

(iv)                          upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolio; and

(v)                              maintaining adequate records and written backup information with respect to the valuation services provided hereunder, and providing such information to the Investment Adviser or the Trust upon request.  Such records shall be deemed to be Trust records.

The Subadviser shall have written policies and procedures that address the above requirements and timelines, or have a policy that states that it covers sub-advisory relationships.  If Subadviser fails to communicate a Fair Valuation Event within the timeline outlined in this Section 3(f) of this Agreement that directly results in the Portfolio having a “material pricing error” (as defined in the Trusts’ Pricing Error Policy), Subadviser shall be responsible for any resulting loss incurred by the Trust as a result of a late reported (or non-reported) Fair Valuation Event.

6.                                    Section 3(h) is hereby amended and restated in its entirety as follows:

(h)                              will regularly report to the Board on the investment program of the Portfolio(s), including the issuers and securities held in the Portfolio(s), and will furnish to the Board and/or the Investment Adviser such periodic and special reports as the Board and/or Investment Adviser may reasonably request, including but not limited to:  quarterly compliance checklists; reports concerning transactions and performance of the Portfolio(s); reports regarding compliance with the Trust’s procedures regarding affiliated transactions, liquidity determinations, and fundamental investment restrictions; reports regarding compliance with the Subadviser’s Code of Ethics; and such other reports or certifications that the Investment Adviser may reasonably request from time to time.

7.                                    The following is added at the end of Section 3(j):

The Subadviser will, provide a list of persons whom the Subadviser wishes to have authorized to give written and/or oral instructions to custodians of assets for the Portfolios(s).

8.                                    Section 3(q) is hereby amended by adding the following to the end of the paragraph:

Sub-adviser will within a reasonable period of time, including in the event of any relevant regulatory exams, provide notice of any material deficiencies, and provide notice of any material changes to business operations that will likely, in the Subadviser’s reasonable determination, adversely affect the services provided by Subadviser under this Agreement, provided that the provision of such notices are permitted under applicable law or regulation.

9.                                    Section 3(r) is hereby amended and restated in its entirety as follows:

(r)                                 will comply with any Trust Procedures, including the Trust’s policy on selective disclosure of holdings of portfolios of the Trust (the “Disclosure of Portfolio Holdings Policy”), as provided in writing to the Subadviser and as may be amended from time to time.  As such, the Subadviser agrees not to trade on non-public holdings information of the portfolios of the Trust in a manner inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or inconsistent with any internal policy adopted by the Subadviser to govern trading of its employees.  Compliance with the Disclosure of Portfolio Holdings Policy includes the requirement of entering into confidentiality agreements with certain third parties who will receive non-public holdings of the portfolios of the Trust that meet the minimum requirements of the Disclosure of Portfolio Holdings Policy.  The Subadviser will provide any such agreements to the Investment Adviser or the Trust, along with any amendments or supplements thereto, from time to time on an ongoing basis only if reasonably requested by the Investment Adviser or the Trust, provided however that the Subadviser may provide only those parts of the agreements that relate to ensuring compliance with the Trust’s Disclosure of Portfolio Holdings Policy or other Trust Procedures.  The Subadviser agrees to provide a certification with respect to compliance with Trust Procedures as may be reasonably requested by the Trust from time to time.

10.                            The following is hereby added as new Section 3(y):

(y)                              will, when applicable, as part of providing routine reports to the Investment Adviser or upon reasonable request of the Investment Adviser, (i) identify each position in a Portfolio that constitutes a Business Development Company (“BDC”), as that term is defined in Section 2(a)(48) of the 1940 Act, as amended, (ii) make such determinations and inform the Investment Adviser at least annually (or more often and by such date(s) as the Investment Adviser shall request) of any BDC positions, and (iii) provide other information, upon request by Investment Adviser, to assist Investment Adviser with determining the expense ratio of each BDC for expense calculation purposes.

11.                            The following is hereby added as new Section 3(z):

(z)                               will promptly notify Investment Adviser if Subadviser plans to change its trading strategy with respect to a Portfolio in a way that requires the Investment Adviser to register with the CFTC and NFA as a commodity pool operator or file an exemption from registration if the Investment Adviser is already registered as a commodity pool operator for the Trust.  Subadviser agrees to provide reasonable advance notification (in no event less than 30 days) to Investment Adviser of the change in trading strategy so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA.  Subadviser agrees that it will provide, upon request, all reasonable assistance and information necessary to Investment Adviser to comply with such CFTC and NFA requirements.  Subadviser also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser.

12.                            The following is hereby added as new Section 3(aa):

(aa)                        will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations.  Subadviser will make available to the Trust and the Investment Adviser information regarding the Subadviser’s BCP, including a plan summary as well as the results of any recent testing as part of the routine reporting to the Investment Adviser or upon reasonable request of the Investment Adviser.

13.                            The following is hereby added as new Section 3(bb):

(bb)                      will comply with the Foreign Account Tax Compliance Act (FATCA), and upon reasonable request will provide a list of broker-dealers (including contact names and contact information) used to execute Portfolio trades to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA.  To the extent either party withholds payment of any amount in accordance with FATCA, such amounts shall not be subject to offsets.  It is understood that the Subadviser does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser.  For U.S. brokers, the Subadviser will obtain a Form W-9 and make such form available as needed.  For foreign brokers, the Subadviser agrees it will use reasonable efforts to refrain from executing Portfolio trades without first obtaining a valid Form W-8 from such broker, thus indicating the broker is FATCA compliant and no withholding is required

14.                            The following is hereby added as new Section 3(cc):

(cc)                        will take no actions that would cause a Portfolio to fail to comply with Section 817(h) of the Code, including the investor control provisions and diversification regulations of Section 817(h).  With respect to Section 817(h) investor control provisions, the Subadviser will not solicit, now or in the future, any current or prospective variable contract holder of a Pacific Life Insurance Company and/or Pacific Life & Annuity Company product (“Contract Holder”) to communicate with the Subadviser regarding the selection, quality, or rate of return of any specific investment or group of investments held by the Portfolio.  In addition, the Subadviser will disregard any communications from a Contract Holder (including unsolicited communications) when making investment decisions for the Portfolio.  The Subadviser represents and warrants that no current or future portfolio manager for the Portfolio is or will be a Contract Holder and that the Subadviser has processes in place to prevent a portfolio manager for the Portfolio from being a Contract Holder.

15.                            Section 8, Compliance, is hereby amended by adding the following to the end of subsection (a):

The Subadviser further agrees to notify the Investment Adviser and Trust promptly of any material fact known to the Subadviser respecting or relating to the Subadviser that is not contained in the Registration Statement (as provided promptly to the Subadviser in advance), or any amendment or supplement thereto, or of any statement contained therein that becomes untrue in any material respect.

16.                            Section 10, Books and Records, is hereby amended and restated as follows:

10.  Books and Records.  In compliance with the requirements of and to the extent required by Section 31(a) of the 1940 Act and the rules thereunder, CFTC Regulations 4.23 and 4.33, and NFA Rule 2-10, the Subadviser hereby agrees that all records which it maintains for the Portfolio(s) are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s or the Investment Adviser’s request, including requests made upon or following termination of this Agreement (unless other dispensation of such records is mutually agreed by the parties) for so long as Subadviser is required to maintain such records under applicable law, although the Subadviser may, at its own expense, make and retain a copy of such records.

17.                            Section 14, Liability, is hereby amended by adding the following at the end of the first sentence:

Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or Investment Adviser may have under federal or state securities laws.

18.                            Section 18, Duration and Termination, is amended by replacing subsection (d) with the following:

(d)                             This Agreement will terminate automatically in event of its assignment under the 1940 Act and any rules adopted by the SEC thereunder, but shall not terminate in connection with any transaction not deemed an assignment.  In the event this Agreement is terminated or is not approved in the manner described above (i) Subadviser agrees to provide all reports, certification and assistance called for pursuant to paragraphs 3(b), 3(h), 3(i), 3(k), 3(n), 3(p), 3(q), 3(r), and 3(u) within 30 business days of termination; and (ii) the Sections or Paragraphs numbered 3(g) for a period of six years, and 3(m), 3(t), 10, 14, 15, 16, 17, 18, 19, 20, 21, and 23 of this Agreement as well as any applicable provision of this Paragraph numbered 18 shall remain in effect.  Notwithstanding anything in this Agreement to the contrary contained herein, any provision of this Agreement under which a party to this Agreement bears an obligation or duty (including representations, warranties and covenants) will survive termination of the Agreement only to the extent that there has been a breach of such provision prior to termination and accordingly liability may arise under a surviving provision of this Agreement, including Sections 14 and 15.

19.                            Section 21, Notices, is hereby amended and restated in its entirety as follows:

21.  Notices.  All notices, consents, waivers, and other communications under the Agreement, as amended, shall be in writing and shall be given first via email to the addresses noted below and then by personal delivery to the applicable party (which includes via hand delivery service or a reliable nationally recognized overnight delivery or mail service, each of which shall provide evidence of receipt to the applicable parties) at the addresses noted below, or at such other address as each party hereto may direct by notice given in accordance with this paragraph. All notices shall be deemed effective the next business day following delivery in accordance with this paragraph.

(a)                               if to the Subadviser, to:

Ashmore Investment Management Limited

61 Aldwych

London

WC2B 4AE

United Kingdom

Telephone number: +44 20 3077 6000

Attention:  Head of Legal

Email: Legal@ashmoregroup.com

(b)                              if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC

700 Newport Center Drive

Newport Beach, CA 92660

Attention:  Robin S. Yonis, Vice President and Fund Advisor General Counsel

Email:  ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

(c)                               if to the Trust, to:

Pacific Fund Series Trust

c/o Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

Attention:  Robin S. Yonis, Vice President and Fund General Counsel

Email:  ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

20.                            Section 23, Confidentiality, is hereby amended and restated in its entirety as follows:

23.  Confidentiality.  In addition to other provisions of this Agreement related to confidentiality obligations of the parties, each party shall treat all non-public information about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”).  Such Confidential Information includes but is not limited to information about business operations, non-public portfolio holdings, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party.  Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those of its affiliates, employees, professional advisers, agents, consultants, auditors and regulators who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any other third parties except in connection with the obligations set forth in Section 3(r) hereof or as otherwise expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information.  To the extent a party discloses Confidential Information to a third party, as permitted herein, such disclosing party (a) shall ensure that, prior to such disclosure, the recipient third party is subject to commercially reasonable confidentiality obligations in writing with respect to the disclosed Confidential Information and (b) shall be deemed in breach of this Section 23 for any unauthorized disclosure of Confidential Information by such recipient third party.  Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed.  Further, the parties are authorized to disclose Confidential Information if required by law or regulatory authorities having jurisdiction. The disclosing party shall, if permitted by applicable law or regulation, notify the other party of such disclosure as soon as reasonably practicable.

21.                            Section 24, Miscellaneous, is hereby amended by adding a new subsection (f):

(f)                                No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties to this Agreement. Any amendment of this Agreement shall be subject to the 1940 Act.

22.                            The following is added as new Section 25, Other Regulatory Matters:

The Investment Adviser represents and warrants that (1) it and each Portfolio is and will remain (a) an “eligible contract participant” under 7 U.S.C. Section 1A, as amended, and 17 CFR Section 1.3(m), and (b) a “qualified eligible person” under CFTC Rule 4.7; (2) that it is registered as a commodity pool operator and is a member of the NFA, where applicable, or it is not required to be registered with the CFTC or to be a member of the NFA; and (3) that it will provide Subadviser reasonable advance notification (in no event less than 30 days) of any decision to (a) alter its operation of any Portfolio for which the Investment Advisers has claimed an exclusion or exemption from registration as a commodity pool operator on behalf of a Portfolio, to then register and operate as a commodity pool operator on behalf of the Portfolio, or (b) if the investment adviser is registered as a commodity pool operator on behalf of the Portfolio, operate such Portfolio under an exclusion or exemption from registration with the CFTC.

23.                            Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

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(Signatures on next page)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS LLC

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: SVP, Fund Advisor Operations	Title: VP & Assistant Secretary

ASHMORE INVESTMENT MANAGEMENT LIMITED

By: /s/ Paul Robinson
Name: Paul Robinson
Title: Authorised Signatory

PACIFIC FUNDS SERIES TRUST

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP & Assistant Secretary